UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number            333-71397

TransDigm Inc.

TransDigm Holding Company

Subsidiary Guarantors Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

26380 Curtiss Wright Parkway, #304, Richmond Heights, OH 44143    (216) 289-4939

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

10 3/8% Senior Subordinated Notes due 2008

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934, TransDigm Inc., TransDigm Holding Company, Marathon Power Technologies Company, Adams Rite Aerospace, Inc., ZMP, Inc., Champion Aerospace Inc. and Christie Electric Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

TRANSDIGM INC.

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Vice President, Chief Financial Officer and Assistant Secretary

TRANSDIGM HOLDING COMPANY

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Vice President, Chief Financial Officer and Assistant Secretary

MARATHON POWER TECHNOLOGIES COMPANY

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Treasurer and Assistant Secretary

ADAMS RITE AEROSPACE, INC.

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Treasurer and Assistant Secretary

ZMP, INC.

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Treasurer and Assistant Secretary

CHAMPION AEROSPACE INC.

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Treasurer and Assistant Secretary

CHRISTIE ELECTRIC CORP.

Date:	July 31, 2003	By:	/s/ Gregory Rufus
			Name:	Gregory Rufus
			Title:	Treasurer and Assistant Secretary

Instruction:  This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.  The name and title of the person signing the form shall be typed or printed under the signature.

SCHEDULE A

CHAMPION AEROSPACE INC.

(Name as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

3722

(Primary Standard Industrial Classification Code Number)

58-2623644

(I.R.S. Employer Identification Number)

1230 OLD NORRIS ROAD

LIBERTY, SC  29657

(864) 843-1162

(Address, including zip code, and

telephone number, including area code,

of principal executive offices)

ZMP, INC.

(Name as specified in its charter)

CALIFORNIA

(State or other jurisdiction of incorporation or organization)

3728

(Primary Standard Industrial Classification Code Number)

95-4056651

(I.R.S. Employer Identification Number)

4141 NORTH PALM STREET

FULLERTON, CA  92635

(714) 278-6500

(Address, including zip code, and

telephone number, including area code,

of principal executive offices)

ADAMS RITE AEROSPACE, INC.

(Name as specified in its charter)

CALIFORNIA

(State or other jurisdiction of incorporation or organization)

3728

(Primary Standard Industrial Classification Code Number)

95-4056812

(I.R.S. Employer Identification Number)

4141 NORTH PALM STREET

FULLERTON, CA  92835

(714) 278-6500

(Address, including zip code, and

telephone number, including area code,

of principal executive offices)

CHRISTIE ELECTRIC CORP.

(Name as specified in its charter)

CALIFORNIA

(State or other jurisdiction of incorporation or organization)

3629

(Primary Standard Industrial Classification Code

Number)

95-0987760

(I.R.S. Employer Identification Number)

8301 IMPERIAL DRIVE

WACO, TX  76712

(254) 776-0650

(Address, including zip code, and

telephone number, including area code,

of principal executive offices)

MARATHON POWER TECHNOLOGIES COMPANY

(Name as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

3691

(Primary Standard Industrial Classification Code Number)

74-2707437

8301 IMPERIAL DRIVE

WACO, TX  76712

(254) 776-0650

(Address, including zip code, and

telephone number, including area code,

of principal executive offices)